EXHIBIT 99.2
                                  ------------


                         SOUTHERN ARIZONA BANCORP, INC.

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS


                  A Special Meeting of shareholders of Southern Arizona Bancorp, Inc. ("Southern Arizona") will be held at 6:30 p.m., local time, on May , 1996, at Best Western Chilton Inn and Conference Center, 300 East 32nd Street, Yuma, Arizona, to consider and act upon an Agreement and Plan of Reorganization dated as of January 17, 1996 (the "Plan of Reorganization"), between Zions Bancorpora-tion ("Zions"), National Bank of Arizona ("NBA"), a subsidiary of Zions, Southern Arizona and Southern Arizona Bank (the "Bank"), which agreement provides for the merger of Southern Arizona into Zions with Zions being the surviving corporation and the merger of the Bank into NBA with NBA being the surviving institution.

                  Upon the consummation of the Plan of Reorganization, each holder of shares of Southern Arizona Common Stock will be entitled to receive, in exchange for each share held as of the effective date of the Plan of Reorganization, that number of shares of Zions Common Stock calculated by dividing the Benchmark Price (as defined in the Plan of Reorganization) of $25,330,000 plus certain accretions by the average closing price (as defined in the Plan of Reorganization) of Zions Common Stock and by further dividing the number so reached by the number of shares of Southern Arizona Common Stock that are issued and outstanding as of the effective date of the merger.

                  The Board of Directors has set April __, 1996, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

                  Southern Arizona shareholders are entitled to assert dissenters' rights under Arizona law. Pursuant to Section 10-1301 et seq. of the Arizona Business Corporation Act, dissenting shareholders are entitled to payment in cash of the value of those shares for which dissenters' rights are perfected in accordance with the procedures established by the Arizona General Corporation Law.

                  By order of the Board of Directors

Dated:  April __, 1996.


                                          -------------------------------------
                                          John E. Byrd,
                                          President and Chief Executive Officer

         Please mark, sign and return the enclosed proxy in the envelope provided.